Exhibit 4.33

English Translation for Reference

Sales Contract

Contract No.: PM111009

Signature date: January 17, 2011

Buyer: China Sunergy (Nanjing) Co., Ltd.

Address: No. 123, Focheng West Road, Jiangning Economic and Technological Development Zone, Nanjing

Seller: Suzhou GCL Photovoltaic Technology Co., Ltd.

Address: No. 68, Kunlunshan Road, Hi-tech Zone, Suzhou

Whereas, the buyer decides to purchase a certain amount of solar–grade polycrystalline silicon wafers and mono-crystalline silicon wafers from the seller within the term stipulated in the contract, for the purpose of defining obligations of the buyer and the seller and assurance of the goal of contract, both parties hereby enter into the contract for mutual compliance upon friendly negotiation and mutual understanding of equality and mutual profit.

Non-competition article: the buyer undertakes that, within the valid period of original contract and supplemental agreement, total capacity (in megawatt) of buyer and its affiliated companies’ silicon materials projects which have been invested for production or are currently in operation shall not exceed 500 MW, and total capacity (in megawatt) of buyer and its affiliated companies’ silicon wafers projects which have been invested for production or are currently in operation shall not exceed 500 MW. Otherwise the seller shall be entitled to requiring the buyer to immediately stop such investment and construction of new silicon wafer projects. The buyer shall agree to stop silicon wafer projects which have not been put into operation. If the buyer does not stop such action, the seller shall be entitled to discontinuation of performance of this contract and stop its supply of goods to the buyer at discount price stipulated in the agreement.

The buyer promises that the quantity of its silicon wafers to be purchased from the seller shall be no less than [****]*% of its production capacity.

1.      Contract Basis and Price Negotiation Principle

Product Schedule and Payment Settlement

1.1 Annual Prices

Both parties, upon negotiation, hereby agree on silicon wafer purchase from 2011 to 2016 as follows:

a)  Details of purchase quantity and price in 2011 are implemented with reference to Appendix Two: Form A-1:

b)  Supply Prices from 2012 to 2016 shall be determined by both parties through negotiation before December 10 of every supply year.

1.2 Price Negotiation

1.2.1 Purcahse quantity and quality in 2011 shall be based on Appendix Two Form A-1 hereof. Without due reason stipulated by this contract, the price shall not be adjusted by either party. In case price adjustment for the reason stipulated by this contract, both parties may re-negotiate the supply prices;

*This portion of the Long Term Sales Contract between Sunergy Nanjing and Suzhou GCL Photovoltaic Technology Co., Ltd. has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

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1.2.2. Price adjustment within every supply year:

a)  Prices of silicon wafers in 2011 hereunder shall be determined based on Appendix Two Form A-1 hereof. Without due reason stipulated by this contract, the seller must not increase the prices;

b)  In the event of market slump, and if the monthly market price of silicon wafer decrease by more than 5% (based on the benchmark of Market Price) ( “Market Price” in this contract soely refers to the average price (in RMB, converted according to the foreign exchange rate on current day, plus domestic value added tax) of the price released in the first week and the price released in the final week on PV Insight website (www.pvinsights.com)), then both parties shall take the market change into consideration and make appropriate adjustment to the price of current month;

In the event that PV Insight website is closed or when the website cannot be normally browsed for other reasons, then both parties shall provide average purchase price and average sales price of each party’s similar products respectively and take the lower price for performing the contract.

If the parties fail to reach an agreement on price, both parties shall determine the price according to basic purpose of the agreement on the principle of fairness and reasonability.

c)  If market price of silicon price or its raw material “polycrystalline silicon material” increases, Party B shall be entitled to correspondingly adjust silicon wafer price of 20% supply quantity of the current month as stipulated by Appendixes A and B (the purchase price of the remaining 80% silicon wafers shall be strictly performed according to the contract). Both parties agree to determine such price through negotiation before the 20th day of the previous month, and such negotiated price generally shall not exceed RMB [****]* per wafer If the parties fail to reach an agreement on price, the price of the 20% silicon wafers is allowed to be adjusted to increase by RMB 1.00 higher than the supply price of current month as stipulated in Appendixes A and B.

d)  Price adjustment of supply in following years shall be performed according to foregoing article.

1.2.3 Price adjustment principle of supply in following years: based on the friendly and non-competitive long-term partnership of both parties, if the buyer pays prepayment according to the Article 6 hereunder, the seller promises to provide timely and favorable supply arrangement to the buyer and assure that the buyer’s purchase price from the seller will have stable comeptitive favorable advantage compared with market price in the same period; the seller promises that the supply prices offers to the buyer from 2012 to 2015 shall be more favorable than that of 2011, thus to further increase the comeptitive favorable advantage of the buyer’s purchase price from the seller compared with market price in the same period.

1.3 Payment:

a)  Monthly supply arrangement: from the date of this contract, based upon the supply amount of current month agreed by both parties, both parties shall determine the details of shipment quantity (the quantity is determined and fixed before such supply year according to Article 1.1 hereunder), batches and price (if there is change) in writing before the 20th day of each month. If both parties fail to reach an agreement over the shipment batches for the next month within above-mentioned term, the seller shall be entitled to arrange shipment batches for the next month on its own discretion based on its production capacity, provided that the seller shall make equal shipment of each batch and compelte the whole supply in such month;

b)  Payment of the buyer: the buyer shall pay correspondingly the payment for the next month in full to the seller before the 25th day of each month according to above-mentioned shipment quantity and price. Payment shall be delivered by bank wiring. The above-mentioned payment obligation shall be the buyer’s definite and independent. The seller shall not refuse to perform the obligation of payment if there is no event of change of circumstances, or, even if there is event of change of circumentance, if the parties fail to reach a new agreement on the price through negotiation;

c)  Payment benchmark prices: the prices indicated in Appendix Two Form A-1 hereof (and price lists of the negotiated price for following supply years) shall be payment benchmark prices and the buyer shall deliver the payments of goods according to foregoing article of contract benchmark prices.

 * This portion of the Long Term Sales Contract between Sunergy Nanjing and Suzhou GCL Photovoltaic Technology Co., Ltd. has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

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d)                  Payment settlement and return: in case of price negotiation stipulated hereunder, if the actual payment of the buyer is higher or lower than the actually accrued payables resulting from the difference of payment benchmark price and actual supply price, the exceeding payment shall offset the payment of next month and the insufficient part shall be supplemented in the next month.

1.4 Purchase obligation of the buyer: the buyer shall guarantee to purchase goods at a quantity stipulated by Appendix A-1 hereof (or the adjusted quantity of goods agreed by both parties in written agreement) every month within the term stipulated in this contract according to payment term stipulated hereunder, except otherwise stipulated in this contract. If the buyer fails to perform above-mentioned purchase obligation due to the buyer’s reasons, for example, the buyer fails to deliver the payment for goods as scheduled, the buyer shall bear liabilities for breach of contract as stipulated by Article 8.1 hereunder. In addition, in the event that the seller increases price of similar product of the same kind under the contract according to the market trend, the seller shall be entitled to require the buyer to supplement such price difference according to the latest new price which is agreed by both parties through negotiation. If the buyer refuses to supplement price difference, the seller shall be entitled to require the buyer to assume liabilities for breach of contract according to Article 8.1 hereunder and to terminate the contract. Both parties shall re-negotiate the annual total sales amount and monthly sales amounts for the next year in the fourth season of each year, provided, if both parties fail to reach an agreement in writing over the above-mentioned matters until December 20 of current year, then the annual sales amount and monthly sales amounts for the next year shall still be in accordance with Appendix A-1 hereunder on a monthly basis.

1.5 Sales obligation of the seller: the seller shall guarantee it would provide the buyer with goods (or the adjusted quantity of goods consented by both parties) it shall sell in current month within the contract term according to the terms of delivery stipulated hereunder. If the seller fails to perform above-mentioned sales obligation of current month due to the seller’s reasons, for example: the seller fails to deliver goods as scheduled, and the seller fails to cure such failure within 10 days, the seller’s deilivery shall be deemd as delayed, in such event the seller shall pay a liquidated damage of 1‰ of payment such batch of goods which have not been delivered as scheduled, and the liquidated damage shall not exceed [****]*% of the payment of goods whose delivery has been delayed. If the seller fails to cure such failure within 20 days, both parties agree that such failure shall be deemed as breach of contract. After notifying the seller, the buyer is entitled to unilaterally dissolve purchase obligation of the undelivered part of goods and to purchase insufficient part from the open market, or the buyer is also entitled to require the seller to continue to deliver the delayed goods.

If the seller needs to modify supply quantity of goods stipulated in this contract due to unexpected change of its production capacity, the seller shall give a written notice to the buyer promptly and both parties shall promptly reach an agreement over adjustment of supply quantity. If the parties can’t reach an agreement, the seller is entitled to supply the buyer with not less than 90% of the original supply quantity in current month stipulated by Appendix A-1, and such resulted insufficience in sales amount as compared to the monthly sales amount stipulated by Appendix A-1 shall not be deemed as delayed delivery by the seller. If the seller fails to meet the above-mentioned minimum supply amount for 3 consecutive months without justified reasons, such failure shall be deemed as breach of contract.

2.      Contract Performance:

2.1 Place of delivery: factory warehouse designated by the seller.

2.2 For each batch of goods, the authorized person of the buyer will accept by signing to confirm quantity, appearance, specification and type on the external package of that batch in the place of delivery agreed by both parties. The signature of confirmation of authorized person shall be deemed as the buyer’s confirmation of acceptance of the quality in the above-metioned aspects; after goods are delivered, the buyer shall bear quality warranty responsibility for 30 days from the delivery date, and shall not assume liabilities otherwise.

2.3 Risk taking: after goods are delivered to the buyer, all risks are transferred to the buyer.

* This portion of the Long Term Sales Contract between Sunergy Nanjing and Suzhou GCL Photovoltaic Technology Co., Ltd. has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

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2.4 Date of delivery: date of delivery and delivery amount of goods of current batch are subject to the time limit indicated by the seller’s bill of landing.

2.5 Goods package: professional package suitable for land transportation and the packaging satisfy the demand of long distance safe transportation.

2.6 Delayed Pickup:

If the buyer refuses to pick up or fails to pick up goods according to the pickup date on the bill of lading and delivered amount of current batch, and still fails to pick up goods within 10 days after the seller notice, such buyer’s pickup shall be deemed as delayed pickup. Upon the term of pickup period agreed by both parties, the risk of goods shall be transferred to the buyer, meanwhile the seller shall be entitled to re-arrange the delivery term and quantity without bearing resulting liabilities for breach of contract for delayed delivery. According to foregoing provisions, though the risk is transferred to the buyer, the seller shall still be responsible for taking care of the goods. The protective measures adopted by the seller for the goods shall not be worse than the measures adopted for the goods to which the seller takes risks. if the seller has fullfilled above-mentioned responsibilities but this batch of goods are still damaged or lost, the above-mentioned losses shall be borne by the buyer.

3.      Transportation Insurance

3.1 Road automobile transportation: the buyer shall organize vehicles and bear expenses for loading and unloading and transportation, and the seller shall assist buyer for loading and unloading.

3.2 Goods insurance shall be handled and paid by the buyer.

4.      Quality Index: see Appendix One “Silicon Wafer Product Specification”

The seller shall provide quality assurance that the delivered goods conform to requirements of above-mentioned specifications and assures the factory damage rate is less than 0.3%. If the damage rate is higher than such percentage, the seller shall bear the loss for the exceeding part of goods. The seller is responsible for delivering the replacements to the place where the buyer is located within 30 days after receiving a written notice from the buyer and the returned broken silicon wafers, or delivering the replacement in next delivery.

5.      Acceptance and Term of Objection:

5.1 Acceptance:

5.1.1 If the buyer has objection to product quality, the buyer shall bring up the quality objection in writing to the seller within 30 days from the date of delivery by the seller, otherwise the buyer will be deemed to have accepted the seller’s products as fully conforming to all requirements hereunder.

5.1.2 If the buyer doesn’t bring up objection within the term stipulated by Article 5.1.1, or while the Buyer brings up objection within above-mentioned term, such silicon wafers in objection has been put into production by the Buyer, then the buyer will be deemed to have accepted the seller’s products as fully conforming to all requirements hereunder. If the buyer, together with the seller, takes random samps of silicon wafers in quality objection and seals them up for third party inspection, and such third party confirms the existence of quality defects, then such batch of silicon wafers (including the part which has been put into production), by percentage, shall be deemed as being in inconformity against quality standard.

5.1.3 If the buyer has objection as to whether the quality of some batch of goods confirms to the standard stipulated by Article 4 hereunder, the buyer shall send a written notice attached with preliminary inspection report to the seller within the above-mentioned objection period. The notice shall be delivered by fax or courier. If the seller has different opinion to the quality of goods, the seller shall notify the buyer to bring the samples confirmed by both parties to a unit with justified qualification and accepted by both parties within 10 days from receiving the written notice and inspection report. If both parties fail to reach an agreement, the samples shall be subject to appraisal inspection of State Key Laboratory of Silicon Materials of Department of Materials Science and Engineering of Zhejiang University (contact Tel: 0571-87951667). If the appraisal result confirms the inconformity of products against the agreed standard, the seller shall undertake the appraisal fee and shall replace unqualified products with qualified products and bear transportation fee for replacement within 20 days after the result is confirmed. If the seller fails to replace unqualified products with qualified products within above-mentioned term, the seller shall assume liabilities for breach of contract for delayed delivery according to Article 1.5 and 8.2 hereunder; if the appraisal result confirms the products conforms to the quality standard, the buyer shall bear appraisal fee.

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6.      Prepayment

6.1 The prepayment of this contract totals RMB [****]* (RMB [****]*), including prepayment of RMB [****]* (RMB [****]*) which shall be paid by within 20 days after the execution of this contract, which is for the purpose of locking up supply in 2011. The second prepayment of RMB [****]* (RMB [****]*) shall be paid before June 2011 t, which is used for locking up annually supply from 2012 to 2016. The payment shall be delivered by bank wiring. If the payment is delayed, the buyer shall assume liabilities for breach of contract to the seller at 1‰ of the amount for undelivered payment for each day. If the prepayment is delayed for 30 days, besides the liquadated damaged which shall be paid by the buyer to the seller according to above-mentioned article, the seller may choose:

(1)         termination of contract. The buyer shall deliver the paid prepayment to the seller as liquadated damages. If the prepayment is less than RMB [****]*, the minimum unqualified shall be RMB [****]* (this article applies only under the circumstance where the buyer express its refusal to pay prepayment in writing or by its own act);

(2)         Temporary suspension of contract until prepayment is paid off. Before prepayment is paid off, if the seller needs to re-arrange delivery term and quantity according to the percentage of actual paid prepayment, the seller does not bear liabilities for breach of contract resulting from delayed delivery.

6.2 With regard to the monetary obligation the buyer causes to the seller in the course of contract performance, the seller is entitled to deduct such monetary obligation from the prepayment, provided that such deduct is limited to the payment that the buyer is obligated to pay to the sell, and notify the buyer to replenish the prepayment within 5 days from the date of deduction. If the buyer refuses to replenish or fails to replenish prepayment in full within such term, the buyer shall bear liabilities for breach of contract to the seller according to Article 6.1 hereunder.

6.3 If any party rescinds the contract as stipulated hereunder, the seller shall return the paid prepayment after deducting liquidated damage due from the buyer for breach of contract and unpaid payment for goods.

6.4 The time of deducting such prepayment is: from January 2012 to November 2016, a payment of RMB [****]* (RMB [****]*) is deducted on average every month, in December 2016 RMB [****]* (RMB [****]*) is deducted. After deduction, the buyer shall pay the insufficient part of payment for the current month to the seller according to Article 1.2 hereunder.

7.      Obligation of Confidentiality:

7.1 Both buyer and seller and their respective employees, agents or consultants shall have obligation of confidentiality to the content of this contract (including but not limited to product model, specification, unit price, quantity, quality and settlement mode, etc); without consent of the other party, neither party shall disclose the content to any third party.

7.2 The buyer shall keep in strict confidentiality of seller’s current production capability, warehouse inventories, development plan as well as seller’s other business secrets and product information to which the buyer has access in its operation.

8.      Liabilities for Breach of Contract:

8.1 Liabilities for breach: if the buyer is unable to pay the payment for goods in full in the final term hereunder, the buyer promises it would pay liquidated damages of 1‰ of the due and unpaid payment to the seller for each day from the date of breach, and the maximum liquidated damages shall not exceed 3 % of the due and unpaid payment. After the buyer has been notified by the seller for delayed payment, if the payment is delayed for 30 days, the seller shall be entitled to choose from:

* This portion of the Long Term Sales Contract between Sunergy Nanjing and Suzhou GCL Photovoltaic Technology Co., Ltd. has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

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(1)   Termination of the contract. Besides the buyer’s obligation to pay liquidated damages to the seller according to foregoing article, the buyer also needs to pay liquidated damages of RMB 50.0 million (RMB 50,000,00.00) to the seller.

(2)   Temporary suspension of the contract. Besides the buyer’s obligation to pay daily liquidated damages to the seller according to foregoing article, the seller shall be entitled to suspend delivery of shipment until the buyer supplements all due and unpaid payment, and then the seller may re-arrange following shipment period and shipment quantity.

8.2 If the seller delays delivery, from the date of delayed delivery stipulated by Article 1.6 hereunder , the seller shall pay liquidated damages of 1‰ of the due and unpaid payment for each day to the buyer and the maximum liquidated damages mentioned above shall not exceed 3 % of the payment for goods which should have been delivered but have not been delivered by the seller. If the seller delays delivery for over 30 days and still fails to perform it, the buyer shall be entitled to notify the seller of termination of the contract, meanwhile the seller shall bear liquidated damages of 3% value of the products for delayed delivery.

8.4 Quality breach: if products of the seller fails to conform to requirements stipulated in the contract, the buyer shall be entitled to require the seller to replace them with products satisfying requirements stipulated in the contract. The foregoing provisions shall be the only relief for the buyer for un-qualified products and the sole responsibility the seller assumes for un-qualified products.

8.5 Liability for breach of confidentiality: unless under the circumstances that disclosure is necessarily required by law or by authorized supervision department or domestic and international securities supervision rules, if any party breaches the contract by disclosing content of the contract, the other party may require the defaulting party to assume the liability for breach of no more than RMB 1.0 million; if the buyer infringes on business secrets of the seller, the seller may require the buyer to assume general liabilities for breach of confidentiality, and furthermore, to compensate for other economic losses incurred by the seller.

8.6 Disclaimer: as permitted by law, the seller has not made any other expressed or implied warranty for products or other content, and clearly states that it has not made any legal, expressed or implied warranty, including warranty for marketability, special applicability and non-infringement as well as all statements or warranties which come in the course of transaction or from trading practice.

8.7 Limitation of Liability:

8.7.1 As permitted by law, notwithstanding any provision hereunder, under no circumstance shall the seller bear any liability to the buyer for any direct or derivative loss or damage or any loss of profit or earning which is caused by or resulted from products or the seller’s performance of or breach of the contract, no matter it is based on contract, tort (including malpractice), any warranty or other provisions. As permitted by law, the relief clearly stipulated hereunder shall be the sole and exclusive relief for the buyer, no matter the claim is based on contract, tort (including malpractice), any warranty or other provisions. As permitted by law, notwithstanding any provision hereunder, total accumulated liabilities incurred by the seller relate to this contract shall not exceed 3% of total value of goods involved in the breach of contract. The buyer admits and agrees that, the limited relief and limitation of liability hereunder has been negotiated and is the fundamental article of the contract. If the relief and liability were not limited, the contract consideration would be higher.

8.7.2 As permitted by law, notwithstanding any provision hereunder, under no circumstance shall the buyer bear any liability to the seller for any direct or derivative loss or damage or any loss of profit or earning which is caused by or resulted from the buyer’s performance of or breach of the contract, no matter it is based on contract, tort (including malpractice), any warranty or other provisions. As permitted by law, the relief clearly stipulated hereunder shall be the sole and exclusive relief for the seller, no matter the claim is based on contract, tort (including malpractice or strict liability of compensation), or other provisions. As permitted by law, notwithstanding any provision hereunder,, total accumulated liabilities incurred by the buyer related to the contract shall not exceed RMB 50.0 million (RMB 50,000,000.00).

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9.      No Commercial Fraud:

If the buyer or the seller violates the principle of faireness and good will by provding false registration information, qualification, certification, information to the other party or omitting facts from the other party so as to cheat the counterparty or final user, such party shall assume liquidated damages of 20% of the contractual amount to the other party; this provision shall be without prejudice to the liabilities for breach of contract assume by any party according to other articles.

10.  Force Majeure

10.1 “Force majeure” refers to occurrence of serious natural disaster (such as hurricane, floods, earthquake, fire disaster and explosion, etc), war, revolt, unrest, and any other circumstance the affected party is unable to predict or has predicted but is unable to avoid or control. If any force majeure prevents any party from the performance of any obligation hereunder, the performance period shall be extended to cover the time period affected by force majeure. However, any obligation related to payment hereunder shall not be modified due to force majeure.

10.2 After occurrence of force majeure, the affected party shall immediately notify the other party about the occurred force majeure by fax or e-mail and deliver a proper certificate to confirm force majeure within fourteen (14) days after the occurrence of this event.

10.3 If the effect of force majeure continues for more than 30 days, both parties hereto shall meet promptly and negotiate for a solution to the issues (including delivery, acceptance) caused by force majeure.

11.  Dispute Settlement:

11.1 For anything unmentioned, both parties hereto shall negotiate otherwise and sign a formal supplemental agreement in writing.

11.2 If any dispute arises in the performance of the contract, both parties shall firstly settle such dispute through negotiation. If the parties fail to reach an agreement through negotiation, the parties may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration according to arbitration rules it releases.The arbitration shall be held in Shanghai.

12.  Effectiveness:

12.1 The buyer and the seller confirm unanimously, representatives for executing the contract have been fully authorized by the parties, respectively. The contract shall be effective after it is sealed by both parties and signed by authorized representatives and the seller receives first prepayment from the buyer;

12.2 Each page hereof shall be executed by authorized representatives or stamped with seal on the perforation of the unit;

12.3 Without an agreement through negotiation by both parties hereto, neither party may unilaterally terminate or modify this contract;

13.  Miscellaneous:

13.1 Both parties agree that the seller shall be entitled to transfer part of its rights and obligations hereunder to its affiliates and the transferee affiliates shall perform the delivery obligation above-mentioned. Appendix Three Affiliated Companies Cooperation Agreement shall be referenced for details of such transfers. The list of affiliates hereunder is as follows:

Jiangsu GCL Silicon Materials Science & Technology Development Co., Ltd.

Address: No. 66, Yangshan Road, Xuzhou Economic Development Zone, Jiangsu

13.2 The contract shall be in 4 original copies, Party A and Party B shall hold 2 copies respectively and each copy shall have the same legal force.

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Buyer (seal): /s/ China Sunergy (Nanjing) Co., Ltd.	Seller (seal): /s/ Jiangsu GCL Silicon Materials Science & Technology Development Co., Ltd.

Special seal of contract	Special seal of contract

Bank of deposit:	Bank of deposit:

Account No.	Account No.

Authorized signatory (signature):	Authorized signatory (signature):

Position:	Position:

Date: January 17, 2011	Date:

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“Appendix One “Silicon Wafer Product Specification”

Crystal Growth Method	DSS
Conductivity Type/Dopant	P/Boron	ASTM M42
Oxygen Concentration	≤1.0×10[18]atoms/cm3	ASTM F1188
Carbon Concentration	≤8.0×10[17]atoms/cm3	ASTM F1391
Electrical properties
Resistivity	1~3Ωcm	ASTM F43, ASTM F84
Lifetime	≥2μs	ASTM F28
Geometry
Width	156±0.5mm
Rectangular angle	90±0.3°
Diagonal	219.2±0.5mm
Thickness	200±20μm	ASTM F533
TTV	≤30μm	ASTM F533, F657
Saw marks	≤20μm
Edge/Chip	Edge width ≤0.3mm, length≤0.5mm, 2 pieces/wafer at most; disallowing “V-shaped” chip; not hidden crack.
Warpage	≤50μm	ASTM F657
Micrograin	Single micrograin size<3×3mm2, the whole micrograin area<3×3cm2
Surface quality	No surface damage, no stain, no water spots, no hole on the surface, no chips and shortcorner, no cracks
Package & Labels
Package	GCL standard package,100wafers/piece, 300pieces/bag, fragment rate in the transportation course
Labels	Order No., batch No., quantity of silicon wafers, specification and size, etc

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Appendix Two: A-1

1.

Details of monthly supply quantity and price in 2011
2011	1	2	3	4	5	6	7	8	9	10	11	12	Subtot al
Quantity of polycrystalline silicon wafers(in 10000 wafers)	[****]**	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*
Unit price of polycrystalline silicon wafers (RMB/wafer)	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*
Amount (in RMB 10,000.00)	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*

Note: in case of market fluctuation, both parties shall negotiate the prices according to provisions of the contract.

2.

Details of monthly supply quantity and price in 2011

2011	5	6	7	8	9	10	11	12	Subtotal
Quantity of mono-crystalline silicon wafers (in 10000 wafers)	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*
Unit price of
mono-crystalline	Specification and delivery price of products of mono-crystalline silicon
Silicon wafers(RMB/wafer)	wafers shall be determined before April 10, 2011

3.

Purchasing silicon wafer according to following quantities and prices from 2011-2015
Year	2011	2012	2013	2014	2015	2016	Total
Supply quantity of polycrystalline silicon wafers (MW)	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*
Quantity of polycrystalline silicon wafers (in 10000 wafers)	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*

Calculation basis: the output power of polycrystalline silicon wafer is 4 watt/wafer (this output power is only for the convenience of calculation and does not represent any commitment from the seller):

* This portion of the Long Term Sales Contract between Sunergy Nanjing and Suzhou GCL Photovoltaic Technology Co., Ltd. has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

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Appendix Three:

Affiliated Companies Cooperation Agreement

Party A: China Sunergy (Nanjing) Co., Ltd.

Address: No. 123, Focheng West Road, Jiangning Economic and Technological Development Zone, Nanjing

Party B: Suzhou GCL Photovoltaic Technology Co., Ltd.

Address: No. 68, Kunlunshan Road, Hi-tech Zone, Suzhou

Party C: Jiangsu GCL Silicon Materials Science & Technology Development Co., Ltd.

Address: No. 66, Yangshan Road, Economic Development Zone, Xuzhou, Jiangsu

Party D: Changzhou GCL Photovoltaic Technology Co., Ltd.

Address: No. 1, Xinsi Road, Xinbei District, Changzhou

Whereas:

(1)         Party A and Party B have signed Polycrystalline Silicon Wafers Sales Contract (hereinafter referred to as “Silicon Wafers Contract”, contract No. is NPM111009), under which Party B provides Party A with a certain amount of solar–grade polycrystalline silicon wafers;

(2)         Party C and Party D are affiliated companies of Party B, specializing in research and development, production and sales of products of polycrystalline silicon wafers.

Party A, Party B, Party C and Party D conclude following cooperation agreement through friendly negotiation:

1.  Party B shall be entitled to designate Party C and Party D to perform part of its rights and obligations under “Silicon Wafers Contract” on behalf its behalf, Party C and Party D unconditionally accept the transfer of Party B and enjoy the transferred contractual rights and assume corresponding obligations. 10 days before the term of its performance, Party B shall deliver a notice in writing to Party A regarding the above-mentioned designated act and assume all joint liabilities of warranty for its designation. Not matter how supply obligations are designated, Party B shall constantly assume obligations of the contract for the performance, quality assurance, notice, negotiation, etc and assume legal liabilities for breach, compensation, etc to Party A as the counter party. The above-mentioned transfer is effective upon Party A’s receipt of transfer notice from Party B. The notice may be sent by bill of lading, letter, express or e-mail.

2.  Party C and Party D promise that, they have knowledge and understand the content of “Silicon Wafers Contract” and all provisions of its Appendixes, and agree to be bound by all provisions of “Silicon Wafers Contract” and its Appendixes. Party C’s and Party D’s performance of obligations of “the seller” under “Silicon Wafers Contract” to Party A hereunder shall be deemed Party B’s performance of its contractual obligations to Party A.

3.  Each party agrees, under “Silicon Wafers Contract”, Party C and Party D only enjoy rights and assume liabilities and obligations in respect of the part transferred by Party B and performed by them according to provisions, Party A shall perform liabilities and obligations under Silicon Wafers Contract to Party C and Party D in respect of the goods of transferred part according to provisions. If Party A breaches the contract, Party B, as transferor of rights and obligations of “the seller” under “Silicon Wafers Contract” and coordinator of goods supply, along with Party C and Party D shall be all entitled to claim liabilities for breach of contract from Party A according to provisions of original contract.

4.  Anything unmentioned in the agreement may conclude by all parties through a supplemental agreement. In case of disputes, the parties shall settle such disputes through friendly negotiation.

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5.  As appendix of “Silicon Wafers Contract”, this agreement shall constitute a part of “Silicon Wafers Contract” and shall take effect upon the date “Silicon Wafers Contract” takes effect.

6.  The agreement shall be in six original copies, each party shall hold two copies respectively and each copy shall have the same legal force.

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Party A (seal): /s/ China Sunergy (Nanjing) Co., Ltd.	Party B (seal): /s/ Suzhou Changzhou GCL Photovoltaic Technology Co., Ltd.

Special seal of contract	Special seal of contract

Authorized signatory (seal):	Authorized signatory (seal):

Position:	Position:

Date: January 17, 2011	Date:

Party C (seal): /s/ Jiangsu GCL Silicon Materials	Party D (seal): /s/ Changzhou GCL Photovoltaic Technology
Science & Technology Development Co., Ltd.	Co., Ltd.

Special seal of contract	Special seal of contract

Authorized signatory (seal):	Authorized signatory (seal):

Position:	Position:

Date:	Date:

13